UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported): April 28, 2009

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in its Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Racetrack Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 28, 2009, Michael D. Israel accepted an offer to join the Board of Directors of SRI/Surgical Express, Inc. (“SRI” or the “Company”) to fill the vacancy created by the resignation of N. John Simmons, Jr., which resignation was effective as of December 31, 2008. Mr. Israel, 55, is currently the President and Chief Executive Officer of Westchester Medical Center, a nearly $700 million academic medical center in Valhalla, New York. Mr. Israel’s term on the Board of Directors will begin on May 21, 2009, and end on the date of the Company’s 2010 annual meeting, at which time he will be eligible to be elected to an additional three year term.

The appointment of Mr. Israel increases the total number of the Company’s directors to seven. No determination has been made regarding the committees, if any, on which Mr. Israel will serve.

In connection with Mr. Israel’s appointment, he will receive a grant of stock options for 20,000 shares of SRI’s common stock pursuant to the Company’s 2004 Stock Compensation Plan. The date of the option grant is June 1, 2009, the first day of the calendar month immediately following the start of Mr. Israel’s term, and the exercise price for these options is equal to the closing price of SRI’s shares on the actual grant date. The options will vest in three equal amounts of approximately 6,666 shares on May 21 of each year, commencing with May 21, 2010.

Item 7.01.	Regulation FD Disclosure.

On May 4, 2009, SRI issued a press release, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release dated May 4, 2009

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: May 4, 2009	By:	/s/ Gerald Woodard
Gerald Woodard
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press Release dated May 4, 2009